CODE OF BUSINESS CONDUCT Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS Exhibit 14.1 NEXT

CONTENTS CONTACTS

Table of Contents

Our Values 3

A Message from Our Board of Directors and Executive Leadership Team 4

Our Promise

We Uphold Our Code 6
We Hold Leaders to a Higher Standard 8
We Share Our Concerns and Report 10
We Do Not Tolerate Retaliation 12
We Know Where to Go for Help 13

Our People and Our Planet

We Respect Others 15
We Promote a Safe and Secure Weatherford 17
We Protect Personal Information 19
We Are a Sustainable Business 20

Our Company

We Take Pride in the Quality of Our Work 23
We Protect Our Assets 24
We Are Careful When Communicating About Weatherford 27
We Are Accurate with Our Financial Records 29
We Insist on Transparency to Prevent Money Laundering 31
We Do Not Trade on Inside Information 32

Our Relationships and Our Industry

We Build Good Relationships with Suppliers 34
We Compete Fairly 35
We Do Not Tolerate Bribery and Corruption 37
We Avoid Conflicts of Interest 39
We Know the Rules About Gifts, Entertainment, and Travel 41
We Comply with International Trade Laws 43

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Our Values 3 Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

A Message from Our Board of Directors and Executive Leadership Team Dear Fellow Employees: Thank you for your leadership and dedication to delivering innovative technologies and services to meet the world’s current and future energy needs in a safe, ethical, and sustainable manner. Each day when we set out to deliver upon this mission and be a trusted business partner to those we serve, we must remain grounded by our Core Values and honor our mantra: Individually, we are impressive. Together, we are unstoppable. We are One Weatherford. Our One Weatherford family is comprised of some of the most talented people in the industry. Each of you, no matter what position you hold or where in the world you do it, plays a vital role in our Company’s future. More importantly, the decisions you make each day ultimately dictate the level of integrity we achieve at Weatherford and in communities we serve. Our Code of Business Conduct is designed to help you understand our Company’s high standards and how critical they are to upholding our Core Values and achieving sustainable value creation for all of our stakeholders. When you follow our Code and put its guidance into practice, working with integrity becomes automatic – it forms the foundation of every decision you make. We encourage you to read our Code carefully. Do not look at it as a book of rules, but as a valuable resource you can refer to often, whenever you need guidance in daily situations. If you are faced with a situation that is not covered by our Code, please ask for help. And if you see conduct that is inconsistent with our high standards, have the courage to say something. We are counting on you to uphold our integrity. Above all, remember that you are a valued member of the One Weatherford family. What sets us apart is our conviction to do things the right way, the first time, and always. Our Code and Core Values are unique to Weatherford and something we should respect and honor daily. We appreciate your dedication to our Company. 4 A Message from Our Board of Directors and Executive Leadership Team / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

“ It’s not just the work we do that drives our success – it’s the way we do it.” OUR PROMISE 5 Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT Our Code of Business Conduct is the foundation for building an ethical and accountable workplace. Our Code guides our behavior. Employment or business with Weatherford is subject to compliance with our Code. Our Code connects each of us to the inspiration, the information, and the resources we need to be, at our core, One Weatherford, in every location around the globe. YOUR RESPONSIBILITIES Do business with integrity. Comply with the law and Weatherford policies, standards and business practices. Read, know, follow, and incorporate into your daily work the spirit of our Code. Comply with the Code. Our Code applies to every director, officer, and employee globally. It also applies to third parties who work on our behalf. Weatherford is committed to enforcing our Code and holding our directors, officers, employees, and third parties working on our behalf accountable for compliance with the Code. Honor our Code and be responsible for your actions. Remember that our Code does not have the answer to every ethical question faced on the job. Use it to guide your actions and to identify the resources available to help you navigate ethical issues. Violations of our Code have consequences and may result in disciplinary action, up to and including dismissal with cause and, in some cases, fines and legal action. Any disciplinary action will be taken consistent with policy, practice, and local law. We Uphold Our Code 6 Our Promise / Code of Business Conduct Our Promise Our Company Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

We Uphold Our Code IT IS IMPOSSIBLE TO ADDRESS EVERY POSSIBLE ETHICAL DILEMMA. WHEN UNSURE, ASK YOURSELF: Is it legal? Is it consistent with the letter (the actual words) and the spirit (the intent) of our Code and our policies? Would I feel comfortable if my decision was published, broadcast, or shared with customers, family, and friends? IF THE ANSWER TO ANY OF THESE QUESTIONS IS NO STOP AND ASK BEFORE TAKING ANY ACTION. Complete assigned requirements. Complete all required Code or policy trainings, policy certifications, and any other compliance requirements in a timely manner. Ask questions. Talk to your manager, HR, or Legal and Compliance if you are ever in doubt about what to do. In situations where local practices conflict with our Code, always follow the more strict requirement. Share concerns. If you are aware of, see, or suspect misconduct, report it to Weatherford. Speak up without fear, knowing that when you share your concerns and cooperate fully and honestly with any investigation, review or inquiry into suspected misconduct, you are doing the right thing and supporting an ethical workplace. Do not tolerate retaliation against anyone for raising a concern honestly and in good faith. Weatherford has zero tolerance for retaliation. Use good judgment. No one, at any level of our Company, has the authority to make you violate our Code. 7 Our Promise Our Promise / Code of Business Conduct Our Company Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

8 Our Promise / Code of Business Conduct OUR COMMITMENT We believe that it is the responsibility of our leaders – directors, officers, and managers – to set the tone for an ethical Weatherford, promote a respectful workplace, and provide employees with the right guidance, tools, training, and environment to ensure the only way we work is our way – with honesty and integrity. YOUR RESPONSIBILITIES Lead by example. Remember that the best way to teach ethical behaviors is to model them every day. Be a positive role model by communicating with your employees and colleagues about what is expected of them under our Code. Use our Code and refer to it often. Demonstrate that it is a useful resource for conducting business with honesty and integrity. Make sure employees and colleagues receive training on our Code and attend these sessions with them. Consider employee compliance with our Code when evaluating performance. Treat employees fairly and consistently, with dignity and respect; understand and manage your unconscious bias; encourage diversity and inclusion; and foster cooperative working relationships among those you manage or supervise. Value the skills, abilities, backgrounds, and experience of every individual on your team. We Hold Leaders to a Higher Standard Our Promise Our Company Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

9 Our Promise / Code of Business Conduct © 2015 Weatherford  All Rights Reserved Observe an open door policy. Create a positive work environment where employees feel comfortable asking for help and reporting concerns without fear of retaliation. Support employees who raise issues. Listen to their concerns, treat the information they share as sensitive, and disclose it only to those who have a business need to know as you work to find a solution. Promote diversity. We’re fostering a culture where differences are valued. Work to recruit, develop, promote, and retain a wide range of talented individuals who represent a variety of experiences, perspectives, and backgrounds. A diverse workforce drives innovation and connects us to our diverse customer base and to the diverse communities we serve. Be alert. Intervene and stop any situation that is unethical, may violate our Code, policies, or the law, or damage Weatherford’s reputation. Promptly notify the appropriate individuals. Never retaliate – and never permit retaliation by others – against anyone who raises a concern about compliance with our Code, policies, or the law. We Hold Leaders to a Higher Standard Our Promise Our Company Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT We believe in being accountable and doing the things we need to do to preserve an ethical Weatherford. We are courageous and speak up about conduct that could violate our Code or harm the health, sustainability, or reputation of our Company, our employees, or our shareholders. YOUR RESPONSIBILITIES Question, challenge, report. Speak up and report conduct that you, in good faith, believe violates our Code, policies, or the law. Talk to your manager, HR, Legal and Compliance, or report to our ethics and compliance reporting system Listen Up whenever you have questions about whether behavior is consistent with our Code, policies, or the law. Raise a compliance concern in good faith. Be sincere in your attempt to provide honest and accurate information, even if your report is not – or cannot be – substantiated. Good faith does not mean that you have to be right; it means you honestly believe that something is wrong and are not deliberately making a false report. We Share Our Concerns and Report 10 Our Promise / Code of Business Conduct Our Promise Our Company Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

Cooperate with investigations, audits, and other reviews. Participate, when asked, in any investigations, audits, and other reviews and inquiries. Provide any information that is requested, whether requested by Weatherford (Legal and Compliance, HR, QHSE, or any business unit or function) or by government authorities. Notify Legal and Compliance if you are contacted by an outside investigator or authority. Never make untrue, misleading, or incomplete statements or encourage anyone else to do so. Only provide responses transparently and in good faith. After you report … You may check back to find out the status of an investigation or to report any additional information you may have. 11 Our Promise / Code of Business Conduct Access our 24/7 reporting option. Listen Up is a third-party managed service that allows employees, customers, vendors, and other stakeholders to report any compliance concerns via phone or the web (www.ListenUpWFT.com) in over 120 languages. In contacting Listen Up, you are encouraged to provide your name and contact information to ensure appropriate action and follow-up, but you can choose to remain anonymous, where allowed by law. Information shared through Listen Up is assigned to appropriate personnel at our Company for review and investigation. You will receive a private case number which you can use to track your submission in Listen Up either by web or by phone to see responses or questions from our Company as your concern is reviewed. Be assured of confidentiality. All reports of compliance concerns are taken seriously and handled promptly, professionally, and thoroughly. We conduct investigations with the highest degree of confidentiality possible, consistent with the law. We Share Our Concerns and Report Our Promise Our Company Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT We want everyone at every level of our Company to know they can and should raise compliance concerns without any fear. It is this kind of courage that allows us to identify and correct problems as early as possible and preserve the reputation we have built as an ethical Weatherford. We do not tolerate retaliation against anyone for raising a concern in good faith – we have a zero-tolerance policy regarding retaliation. Retaliation can include threats, intimidation, exclusion, humiliation, and other, more subtle negative job actions. We require directors, officers, managers, and any other Weatherford leaders and all employees to uphold our commitment, by never retaliating themselves or allowing others to retaliate. YOUR RESPONSIBILITIES Never retaliate. Be aware of the types of behavior that could be considered retaliation and take steps to ensure you avoid even the perception of retaliating against others. Do not fear retaliation. Come forward, knowing that Weatherford will not tolerate any form of retaliation against you for sharing your compliance concerns in good faith or for participating in audits or investigations of actual or suspected misconduct, violations of our Code, policies, or the law. Contact your manager, HR, or Legal and Compliance if you believe you or someone you know has experienced retaliation for raising a compliance concern. We Do Not Tolerate Retaliation 12 Our Promise Our Promise / Code of Business Conduct Our Company Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

Workplace grievances* Any violation of the Code, policies, standards, business practices, or the law Quality, health, or safety concerns We Know Where to Go for Help Topic Security concerns QHSE department Security department Direct Manager Human Resources Legal and Compliance Listen Up Direct Manager Human Resources Employee Relations Legal and Compliance Listen Up (www.ListenUpWFT.com) Contact Options Note that nothing in our Code should be construed as creating any rights or obligations under applicable employment laws, and nothing should be construed as restricting an employee’s right to engage in waiver activities and discussions related to wages and other terms and conditions of employment. Waivers of our Code for directors and executive officers may only be made by the Board of Directors (or a subcommittee of the Board) in writing and will be promptly disclosed to the public as required by law or the rules of the Nasdaq Stock Market, when applicable. Waivers of this Code for other employees may be made only by our Chief Executive Officer and will be reported to our Audit Committee. *Consult Weatherford business practice for further detail on reporting options for workplace grievances. 13 Our Promise / Code of Business Conduct Our Promise CONTACTSCONTENTS Our Company Our Relationships and Our Industry Our People and Our Planet NEXTPREVIOUS

“ It’s up to me to make a difference.” OUR PEOPLE AND OUR PLANET 14 Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

15 Our People and Our Planet / Code of Business Conduct OUR COMMITMENT We are committed to diversifying our workplace to blend together a rich collection of cultures and capabilities. We respect each other and the law and build relationships that do not just improve our work product, but create a safe, inclusive, ethical, and respectful place to work. We ensure that employment-related decisions are based on relevant qualifications, merit, performance, and key job-related factors. Discrimination of any kind is not tolerated. YOUR RESPONSIBILITIES Be inclusive and respectful. Embrace the uniquely diverse talent, backgrounds, and experiences of our global organization to ensure everyone feels valued and respected. Create and foster a place of inclusion by living our Core Values. Prohibit discrimination against – or harassment of – anyone, for any reason, including on the basis of race, ethnicity, religion, gender, age, mental or physical disability, veteran status, national origin, sexual orientation, or any other characteristic protected by applicable law. Base decisions about hiring, training, promotions, pay, benefits, and other employment-related practices on legitimate business needs and an individual’s abilities as they relate to the job. Honor our mission statement and celebrate the diversity of the people with whom you conduct business, whether colleagues, customers, or business partners. Honor our commitment to equal opportunity, to fairness in work- related decisions, and to providing reasonable accommodation for employees’ disabilities or legitimately held beliefs or practices. If you are a manager, complete all required training including training focused on the prevention of bullying and harassment. We Respect Others Our People and Our Planet Our Company Our Promise Our Relationships and Our Industry CONTACTSCONTENTS NEXTPREVIOUS

16 Do - Behave professionally and respectfully toward your colleagues, customers, and members of the public as you carry out your work. - Make hiring and personnel management decisions based upon merit, performance, and business considerations only. - Speak up if: • You are aware of behavior that may be discriminatory, retaliatory, harassing, hostile, intimidating, humiliating, or otherwise violates the Code or any Weatherford policy, standard, or business practice as it relates to treatment of others. • You know of, see, or suspect discrimination, harassment, abusive conduct, or bullying. We Respect Others Do Not - Act with disrespect toward others. - Physically or verbally intimidate, harass, or humiliate others. - Make insensitive or inappropriate jokes or comments. - Behave in a way that creates an intimidating, hostile, or offensive work environment. - Make threats, slurs, or communicate negative stereotypes. - Share or display potentially offensive or disparaging material including photos. Nothing in this section of our Code or in any of our policies, standards, or business practices is intended to limit or interfere with your right to engage in activities protected under the law, including discussions related to wages or other terms and conditions of employment. Our People and Our Planet Our People and Our Planet / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry CONTACTSCONTENTS NEXTPREVIOUS

CONTENTS CONTACTS

# We Promote a Safe and Secure Weatherford

## OUR COMMITMENT

We have a moral and legal obligation to provide a safe and secure work environment and to make a personal promise to each other and to our families to work safely. We maintain a commitment to the highest health, safety, security, environmental and sustainability standards. Work at Weatherford is never so urgent or important that we cannot take time to do it safely.


8
EIGHTGEMS
DRIVER AND VEHICLE SAFETY
COMMITMENT AND INTERVENTION
FACILITY SAFETY
INDUCTION AND TRAINING
RISK MANAGEMENT
LIFTING EQUIPMENT AND OPERATIONS
HAZARDOUS SUBSTANCES
HAZARDOUS ENVIRONMENTS

## YOUR RESPONSIBILITIES

### Safety first.

Promote the safety and security of everyone in the workplace and on the worksite. Comply with all applicable health, safety, security, environmental and sustainability policies and laws, including posted safety procedures associated with your job. Consider health, safety, security, and environmental risks before engaging in new operations, designing new products, and during job planning and job execution. Follow the **Rules to Live By** from Weatherford's Health and Safety Program, the **EightGems**® and Security Program. Compliance with the **EightGems**® and Security Program is monitored and measured as part of management's performance reviews.

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17 Our People and Our Planet / Code of Business Conduct

Do Not - Undertake work for which you are not authorized. - Ignore any health, safety, security, or environmental risk. - Tolerate any violence, threats of violence, intimidation, retaliation, sabotage, or harassment on Company property or anywhere Company business is being conducted. - Tolerate substance abuse in the workplace. - Work under the influence of – or bring onto Company property – alcohol, illegal drugs, or misused drugs or medications. - Carry weapons on Weatherford property. Do - Stay alert to what is going on around you. - Follow your work instructions which integrate QHSE requirements. - Follow all security procedures and know the evacuation plan for the area(s) in which you work. - Be familiar with your emergency response plan and equipment such as emergency exits, first aid kits, and spill kits. - Use your Stop Work authority to prevent injury to yourself or others, and use the correct personal protective equipment for the task. - Complete all training requirements. - Use RADAR® cards to record issues or improvement opportunities. - Inform Weatherford about any unsafe conditions, personal injuries, property damage, or acts (or threats) of workplace violence. - Contact Global Security for travel guidance. - Obtain any required visas when traveling internationally. This is the traveler’s responsibility to manage – contact HR for guidance. We Promote a Safe and Secure Weatherford 18 Our People and Our Planet / Code of Business Conduct Our People and Our Planet Our Company Our Promise Our Relationships and Our Industry CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT People – inside and outside of Weatherford – trust us to handle their personal information with care and to use it appropriately. We respect the right to privacy of our employees, customers, and other third parties and only use personal information when needed to operate effectively, for the intended purposes, and in compliance with the law. YOUR RESPONSIBILITIES Be a good information steward. Think about how you would want others to handle your own personal information before you handle the personal information of others. Do - Know what kind of information is considered “personal information.” - Collect, store, use, disclose, transfer, and dispose of personal information in accordance with our privacy policies and applicable law. - Use personal information only for the purpose intended. - Report any information breaches. Do Not - Collect more personal information than what is needed for the specific purpose or keep it longer than necessary. - Share personal information with anyone – inside or outside of Weatherford – unless the sharing is authorized and necessary. We Protect Personal Information PERSONAL INFORMATION IS Any information that relates to a person, such as an address, phone number, photo, birth date, location data, performance review, educational background, driver’s license number, banking or payroll information, identification number, medical condition or history, or to one or more factors relating to the physical, psychological, genetic, mental, economic, cultural, or social identity of a person. 19 Our People and Our Planet / Code of Business Conduct Our People and Our Planet Our Company Our Promise Our Relationships and Our Industry CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT We are committed to conducting business in an ethical, socially responsible, and environmentally sustainable manner. We are also committed to conducting our business in a manner that respects the Universal Declaration of Human Rights and the International Labor Organization’s core standards and strive to ensure individual rights within our area of influence. We are committed to safeguarding the environment to preserve our way of life and the lives of future generations. Revenue from conflict minerals has been linked to funding for groups engaged in extreme violence and human rights atrocities. We work closely with suppliers of raw materials and vendors of parts and components, and we communicate our expectation that they will comply with all applicable laws, including laws aimed at providing conflict-free minerals. For more information about our commitment to human rights, see the Modern Slavery Statement and California Supply Chains Act Disclosure on our website. YOUR RESPONSIBILITIES Respect people. Treat others fairly, consistently, inclusively, and with respect for the protection of their rights and obligations. Understand the human rights issues where you work and consider their implication and management needs before engaging in new operations or projects. Always follow Weatherford’s policies, standards, business practices, and the law. Honor our commitment to diversity in the workplace. Comply with all labor and immigration laws. Follow applicable wage and hour requirements relating to overtime, meal periods, and rest breaks. If you are a manager, make sure all employees have proper work authorizations. Understand local expectations related to child labor, labor rights, and freedom of association. Do not do business with anyone who engages in forced labor, human trafficking, or the exploitation of any person, including children. Ensure a culture that promotes internationally recognized standards for human rights and zero tolerance for human rights abuses. Remind suppliers of their obligation to comply with our Supplier Code of Conduct, including its human rights provisions. Report suspected abuse. Build a talented workforce through career path planning, enhancing competency, engaging interns, and broadening horizons. We Are a Sustainable Business 20 Our People and Our Planet / Code of Business Conduct Our People and Our Planet Our Company Our Promise Our Relationships and Our Industry CONTACTSCONTENTS NEXTPREVIOUS

We Are a Sustainable Business Respect our planet. Be an environmental steward while conducting Weatherford business. Look for ways to reduce our environmental footprint and ensure environmentally responsible decisions when planning new operations, designing and using products, performing services, and when acquiring and vacating sites. Understand and meet or exceed Weatherford’s environmental objectives and targets. Follow the requirements of local environmental regulations as well as our environmental standards and the Rules to Live By of our Environmental Program, the Four Tenets™: - Manage waste effectively. - Use water efficiently. - Reduce impacts to land. - Decrease energy use significantly. Understand our local communities. Identify community needs where we work. Look for opportunities where time, talents, or funds could make a positive impact. Get involved. Identify and get approval for new community-focused, socially responsible, and business-responsible opportunities for Weatherford. Join in Weatherford-sponsored community projects and philanthropic efforts that are designed to improve the quality of life in our local communities. Participate in community, volunteer, charitable, and political activities on a personal level, but do not use Weatherford’s funds, assets, time, or name to promote your personal activities. Make sure your participation is lawful and consistent with our policies, and make it clear that your personal views and actions do not represent those of Weatherford. Reject requests for political donations. Weatherford, as a company, is politically neutral. Do not make contributions to political parties, leaders, or candidates using Weatherford funds or on Weatherford’s behalf. 21 Our People and Our Planet / Code of Business Conduct Our People and Our Planet Our Company Our Promise Our Relationships and Our Industry CONTACTSCONTENTS NEXTPREVIOUS

“We know our actions today have an impact on our future tomorrow.” OUR COMPANY 22 Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT We take pride in the quality of our work and promote quality at every stage of our operation, from development to distribution. We understand that high-performing products, services, and technology not only drive our business, but drive our future, so we take personal responsibility for maintaining high standards. YOUR RESPONSIBILITIES Insist on quality. Every day, demonstrate your commitment to delivering the best products, services, and technology in the industry. Raise the bar. Comply with all quality control standards, including: - Applicable laws and regulations. - Internal control procedures. - Specifications – both contract specifications and built-in customer specifications. Hold our suppliers accountable to the same high standards to which we hold ourselves. Raise your hand. Do your part to cooperate fully with all laws and report any issues or concerns that could compromise quality. We Take Pride in the Quality of Our Work 23 Our Company / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT We believe in using Weatherford assets for Weatherford business and safeguarding them from loss, damage, abuse, theft, waste, fraud, and misuse. We show respect for the property, technology, systems, equipment, information, and facilities that are entrusted to us to ensure they are preserved, protected, and managed properly. Occasional personal use of our technology assets is permitted, within reason, as long as it does not compromise our interests or affect your job performance or that of your coworkers. Keep in mind that use of Weatherford-issued technology assets (computer, phone, etc.) may be monitored, in line with our Computer Use and Privacy policies and applicable law. YOUR RESPONSIBILITIES Be a good steward of our physical assets. Use them as they were intended to be used in the locations where Weatherford chooses to operate. Secure and protect them and report any instances of misuse or fraud. Do not borrow or remove property from Weatherford premises without proper authorization and do not use our assets to support personal activities. We Protect Our Assets A COMPANY ASSET IS Anything owned by the company – tangible or intangible – that provides value for the Company, including physical property, electronic/technology assets, information assets, and intellectual property. 24 Our Company / Code of Business Conduct AN ASSET CAN BE: Physical: facilities, equipment, office supplies, hardware, tools, materials, vehicles Electronic: hardware, software, email, voicemail, information technology Information: personal data, customer drilling data, R&D plans, product designs or drawings, technical information, marketing plans, customer lists, costs, data, spreadsheets, and processes Intellectual property: patents, trademarks, copyrights, trade secrets, service marks Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

We Protect Our Assets Be a good steward of our electronic assets. Use information technology systems responsibly. Protect User IDs and passwords. Do not share them with anyone, including other Weatherford employees, family members, or customers. Prevent viruses and downtime. Do not access our network through unauthorized applications or devices. Do not download unauthorized software or applications on – or connect unauthorized hardware or storage devices to – your Company-issued computer. Physically secure any hardware which has been issued to you and prevent unauthorized access by others. Honor the copyrights of software installed on your equipment. Never duplicate, install, or use software in a way that violates the copyright or applicable license terms. Do not purchase any hardware or software for Company use without first receiving approval from the Information Technology department. Be a good steward of our information assets. Disclose confidential and personal information only to those who are authorized and need it in order to do their jobs. Respect not only Weatherford’s information, but also the confidential, proprietary, and personal information of our colleagues, customers, suppliers, competitors, and other third parties. Honor our intellectual property (IP) and the IP of others. Our IP is the product of many years of work and should be shared only on a need-to-know basis. It represents a significant investment requiring protection in accordance with Company policies and applicable laws and regulations. Do not discuss Company trade secrets or nonpublic proprietary information in public places such as elevators, planes, and restaurants, where others can hear it. Avoid discussing confidential research or ideas with anyone outside our Company. Commit to protect confidential and proprietary information forever. You were hired based on your education, skills, and expertise, not to gain access to information – do not share confidential or proprietary information from a former employer with us and, if you leave Weatherford, do not share Weatherford’s confidential information with your new employer. 25 Our Company Our Company / Code of Business Conduct Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

Manage our records responsibly. Respect and honor Weatherford records management practices and comply with all preservation or disposition instructions. Manage, retain, protect, store, and dispose of records in accordance with our records retention policies, schedules, and the law. If you are not sure of what is required, check with your manager. Do not destroy, conceal, or alter any records that are subject to a legal hold. We Protect Our Assets A LEGAL HOLD IS A notice that is issued when a company is – or may be – involved in a legal proceeding and requires that its regular retention schedule be suspended so that certain records relevant to a case are not destroyed. Our Company / Code of Business Conduct Our Company 26 Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

27 Our Company / Code of Business Conduct OUR COMMITMENT We are committed to protecting the Weatherford name because it stands for: - Our stakeholders and their investment. - Our people and the good work they do. - Our customers’ reliance on our performance around the world. In every business communication – verbal, written, or digital – we use good judgment. YOUR RESPONSIBILITIES Speak with one voice. Do not speak on Weatherford’s behalf without authorization, but instead refer all media inquiries and public requests for information about Weatherford to Investor Relations and Corporate Communications. You may receive inquiries from the media through a phone call, text message, email, or social media contact. When engaging with the media, it is important that Weatherford speaks with one voice. Because of this, only authorized Weatherford spokespersons may speak on Weatherford’s behalf in order to ensure that clear, consistent, and accurate information is conveyed to the public, regulatory authorities and others. We Are Careful When Communicating About Weatherford Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

28 Our Company / Code of Business Conduct Be careful with all of your communications. Make sure that your communications are both necessary and appropriate when communicating with those inside or outside of Weatherford. Whether casual or formal, communications should never violate our policies or the law. Never harass others, write, transmit, or view anything inappropriate or illegal, or interfere with network users, services, or equipment. Do not assume that your communications are private. Anything you create, send, or receive on our systems may be accessed, monitored, or reviewed by Weatherford, in accordance with our Computer Use and Privacy policies and applicable law. Be responsible in your use of social media. Follow our policies and all laws regarding privacy and confidentiality, as well as copyright, trademark, and financial disclosure. Do not make false or unsubstantiated claims about Weatherford. If you post something related to our business and you are not authorized to speak on our behalf, make sure you identify yourself as an employee and state that your views are your own and not Weatherford’s. Do not violate the boundaries, terms, conditions, or community guidelines set by each site, social network, or community. Do not let your social media use interfere with your job and do not make statements in social media that can be attributed to Weatherford. Nothing in this section of our Code or in any of our policies is intended to limit or interfere with your right to engage in activities protected under the law including discussions related to wages or other terms and conditions of employment. We Are Careful When Communicating About Weatherford Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT Our books and records should reflect an accurate picture of who we are as a company. We follow Weatherford requirements and applicable laws to maintain not only financial integrity, but also trust and transparency. Our directors, officers, and employees are also responsible for ensuring full, fair, accurate, timely, and understandable disclosure in reports and documents filed on behalf of Weatherford and our shareholders with or submitted to the Securities and Exchange Commission and in other public communications made by the Company. Each director, officer, and employee is prohibited from taking any action to improperly influence, coerce, manipulate, or mislead the Company’s internal or outside auditors or to prevent them from performing a diligent audit of the Company’s financial statements. Each officer or authorized employee who communicates with analysts and investors must comply with Regulation FD (which stands for “fair disclosure”) in discussions with analysts and investors and must cause a corrective filing to be made if the officer becomes aware of an inadvertent violation of Regulation FD. Regulation FD provides that, when we disclose material non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. “Securities market professionals” generally include analysts, institutional investors and other investment advisors. We Are Accurate With Our Financial Records 29 Our Company / Code of Business Conduct YOUR RESPONSIBILITIES Be accurate, timely, complete, fair, and clear. Remember that each of us works with Weatherford records, including timecards, expense reports, benefits enrollment forms, purchase orders, quality logs, financial statements, and many other forms of records and data. Follow our internal control procedures. Make sure any financial transactions include any applicable supporting documentation and obtain required approvals prior to proceeding. Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

Do - Accurately code transactions to the proper account. - Record all transactions in a timely manner. - Execute transactions in accordance with the appropriate Grant of Authority. - Safeguard and limit access to Weatherford assets. - Include complete descriptions when recording transactions to detail the true nature of a transaction. - Segregate duties related to authorizing transactions, recording transactions, and maintaining custody of assets. - Maintain supporting documentation for a clear and transparent record for all transactions. - Thoroughly review all relevant supporting documentation prior to granting a financial-records related approval. - Only obtain goods and services from approved vendors. - Limit cash purchases whenever possible. - Ensure all expense reports have proper business justifications. - Follow all Weatherford policies and requirements regarding financial records. Do Not - Create entries that are false or misleading or disguise or omit material information about the true nature of a transaction. - Alter receipts on expense reports. - Enter false information on time sheets or bonus records. - Alter or falsify quality, safety, or test results. - Create any records containing false information. - Understate or overstate known liabilities or assets. - Maintain undisclosed or unrecorded liabilities, funds, or off-the-books accounts or records. - Improperly record or fail to record items that should be expensed. We Are Accurate With Our Financial Records 30 Our Company / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

MONEY LAUNDERING IS A process in which individuals or organizations work to hide or disguise the proceeds of criminal activity in legitimate business dealings or use legitimate funds to support criminal activities. 31 Our Company / Code of Business Conduct OUR COMMITMENT We believe in conducting business only with reputable third parties that conduct legitimate business activities and are funded by legitimate sources. We comply with anti-money laundering laws and will not proceed with suspicious transactions. We conduct due diligence on third parties to prevent the inadvertent use of our business for criminal purposes. YOUR RESPONSIBILITIES Prevent money laundering. Be alert for offers for cash payments, unusual payment origins, or methods, payments from parties not involved in a transaction, or anything irregular in the way payments are made, as these could be warning signs of money laundering. Submit all new customers and suppliers for proper credit review. Screen all customers and suppliers. Conduct required due diligence for all proposed merger, acquisition, and joint venture parties. Expand your diligence where warning signs are identified and report any suspicious transactions. We Insist on Transparency to Prevent Money Laundering Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT We believe in a level playing field. Consistent with the Company’s Insider Trading Policy, we do not buy or sell a company’s stock – or tip others to do so – based on material, nonpublic (inside) information. We understand that this restriction applies not only to Weatherford’s stock, but to the stock of any public company. YOUR RESPONSIBILITIES No insider trading. No tipping. Insider trading is illegal and can result in severe consequences for you and for Weatherford. Know what kind of information is considered inside information and do not trade based on it or share it with family members, friends, or anyone inside or outside of Weatherford unless they have a business need to know. Even if you leave Weatherford, remember that the prohibitions about trading and tipping continue to apply. You are required to read carefully and observe our Insider Trading Policy, as amended from time to time. If you are not sure if information is considered inside information, ask Legal and Compliance. We Do Not Trade on Inside Information INSIDE INFORMATION IS Any information you know of by virtue of being a Weatherford employee that, if known by the public, would be considered important in a decision to buy or sell stock. It can include nonpublic financial information such as projections of future earnings or losses, pricing, proposals, or unpublished information about new products or services. 32 Our Company / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

“ I’m committed to being a trusted business partner to those we serve.” OUR RELATIONSHIPS AND OUR INDUSTRY Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS 33 NEXTPREVIOUS

OUR COMMITMENT We believe in integrity throughout the supply chain. We value our partnerships with suppliers and other third parties and treat them the way we expect to be treated. Our Supplier Code of Conduct serves as the foundation of our supplier relationships and outlines our expectations for sustainable partnerships. YOUR RESPONSIBILITIES Follow our procurement policies and procedures. Ensure that the selection of suppliers reflects Weatherford’s best interests. Never make procurement decisions without proper due diligence and authorization from authorized personnel. Be a good partner. Treat suppliers fairly and with respect. Protect the confidential and proprietary information of Weatherford and our suppliers. Do not disclose Company-sensitive information without confidentiality protections. Remember that we are often responsible for the acts of third-party suppliers representing Weatherford before any government or customer; we call these intermediaries. Be aware of our policies, standards, and business practices relating to how we select and monitor intermediaries. Monitor suppliers’ compliance with our Supplier Code of Conduct and all contractual obligations to ensure the quality of the products and services we receive. If you know of, see, or suspect that a supplier or other third party is violating our Code, report it to Legal and Compliance immediately. We Build Good Relationships With Suppliers Our Relationships and Our Industry / Code of Business Conduct34 Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT We believe in competing vigorously, but fairly. We are committed to promoting a competitive marketplace and complying with laws (including laws relating to fair competition, antitrust, monopolies, or cartels) that are designed to provide the public with a quality product or service at a fair price or to avoid an unfair or unethical advantage by one competitor against another. YOUR RESPONSIBILITIES Foster fair and open competition. Never propose, discuss, or agree to any kind of understanding – formal or informal – with competitors, suppliers, distributors, customers, or any third party that could restrain trade or exclude others from competing. Always gather competitive information legally and through ethical means, never through deception, dishonesty, or theft. We Compete Fairly 35 Our Relationships and Our Industry / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

Do - Leave industry meetings if competitively sensitive issues arise and contact Legal and Compliance immediately. - Pay attention to the source of any information obtained about our competitors – do not view, use, or share any information that would be considered competitively sensitive. - Review Weatherford policies, standards, business practices, and trainings so you can identify when a source may be problematic. Contact Legal and Compliance before acting on the information if the source is not legitimate or if you are unsure if it is legitimate. - Analyze competitor collaboration opportunities carefully to ensure they are pro-competitive before taking any action. - Be fair, factual, and complete in advertising, sales, and promotional materials. Act with honesty when discussing our or our competitor’s products or services. - Maintain basic familiarity with the antitrust principles applicable to your activities. - Ask for help. Antitrust and fair competition laws are complex and, if violated, may have very serious consequences for Weatherford and for you. If you have a question about what you should (or should not) do, seek guidance from Legal and Compliance. Do Not - Discuss or agree with competitors to: • Determine which suppliers, customers, or contractors Weatherford deals (or will deal) with, which markets we intend to sell into, or on what terms we will deal. • Raise, set, or hold a price on our products or services (“price fixing”). • Decide who will submit the winning bid in a competitive bidding process (“bid rigging”). • Divide or allocate markets, territories, or customers (“rig allocation”). • Restrict production, sales, or output. • Refuse to sell to particular customers or buy from particular suppliers (unless subject to economic trade sanctions or similar legal restrictions). - Ask new employees for competitively sensitive information about their former employer or bring this information to Weatherford from previous work. - Enter into “bundling” or “tying” agreements that require a customer, as a condition of buying one product or service, to have to buy something else, if it could restrain competition. - Require exclusivity from suppliers or customers if it could restrain competition. - Misrepresent the quality, features, or availability of our products or services, or make untrue statements about those or our competitors. We Compete Fairly 36 Our Relationships and Our Industry / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

We Do Not Tolerate Bribery and Corruption OUR COMMITMENT We believe in winning business on the merits of our products, services, and technologies. We know that corruption is inherently wrong and obstructs sustainable development, harms society, and has a negative impact on developing communities. We will not pay bribes or provide anything of value that may influence or appear to influence the judgment or actions of another. We also do not turn a blind eye to suspicions of bribery or corrupt conduct. We comply with anti-bribery and corruption laws wherever we do business. Regardless of what local law permits, we prohibit the making of facilitating payments or the offer, payment, promise to pay, or acceptance of anything of value – either directly or indirectly – to: - Obtain or retain business - Influence business decisions - Expedite a government process - Secure an unfair advantage All directors, officers, and employees, as well as third parties acting on our behalf, must share and follow this commitment. YOUR RESPONSIBILITIES Follow the law. Know, understand, and comply with our Code and the law governing the work you do. Do not give bribes or facilitating payments or permit others to do so on our behalf. Avoid even the appearance of anything improper, regardless of local practice or the practice of other companies. A FACILITATING PAYMENT IS A small payment (sometimes referred to as a “grease payment”) of cash or something of value made to a government official to expedite or secure the performance of a routine governmental action. Weatherford prohibits all forms of facilitating payments. 37 Our Relationships and Our Industry / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

Know a bribe when you see one. Recognize that a bribe can be direct or indirect and can take many forms – including payments, personal favors, such as hiring an individual’s family member, charitable or political contributions, sponsorships, gifts, meals, entertainment, or travel – and comply with our Code. Appearances matter. Even if your intention is honorable, if others may suspect otherwise, do not do it. Follow our Code and make sure your conduct is above reproach. Minimize third-party risk. In addition to our own actions, we are responsible for the acts of third parties if they make corrupt payments on our behalf, so be sure to identify those third parties that fit into the Company’s definition of “intermediary” and complete the required pre-selection due diligence and approval process. Once retained, monitor their performance and report if an intermediary engages in behavior that could be inappropriate. Never hire or allow a third party to do anything that the Code prohibits you from doing. Protect your personal safety. In the rare situation where there is an imminent threat to your health or safety, a personal safety payment may be made without prior approval so as to secure your immediate safety. However, you must immediately contact Legal and Compliance to report the incident as soon as you are safe. Record the personal safety payment expense accurately in our books and records immediately after the danger has passed and after notifying Legal and Compliance. We Do Not Tolerate Bribery and Corruption 38 Our Relationships and Our Industry Our Relationships and Our Industry / Code of Business Conduct Our Company Our Promise Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT We believe in keeping our personal interests separate from Weatherford’s interests. We avoid any personal activity or relationship that has the potential for – or even the appearance of – interfering with our objective decision-making as a Weatherford employee. YOUR RESPONSIBILITIES Know a conflict when you see one. Be able to recognize the kinds of personal situations that could cloud your professional judgment. While it is not possible to list every potential conflict you might face, there are some situations in which conflicts typically arise, such as when: - Investing (or having family or friends invest) in a competitor or a company with which we do business. - Hiring, supervising, or conducting Company business with family or friends. - Taking on additional work, outside of Weatherford, which competes with the work you do for us or interferes with the time, talent, or energy you bring to your job. - Serving on boards of directors for companies that share the same business interests as ours. - Receiving gifts or entertainment from suppliers that do not comply with our policies. - Taking business opportunities for yourself that belong to Weatherford. - Receiving any personal benefit from a Weatherford supplier. We Avoid Conflicts of Interest 39 Our Relationships and Our Industry / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

Ensure objective decision-making. Never use your job at Weatherford or access to Weatherford resources to benefit yourself, your family, or your friends. Make sure you have the proper authority when making decisions. Manage Weatherford resources as carefully as you would manage your own. Disclose. If you are aware of a conflict, a suspected conflict, or the appearance of a conflict, disclose it immediately and fully, following Weatherford’s required disclosure process. We Avoid Conflicts of Interest When I am not sure if a personal interest conflicts with Weatherford’s interest, I ask myself: Could it influence decisions I make on the job? Could it result in me, my family, or friends receiving an unfair benefit? Could it appear to others that it is affecting my work or my decisions? Could it damage Weatherford’s reputation? If the answer to any of these questions is YES, I will discuss the issue with my manager or Legal and Compliance before taking any action. 40 Our Relationships and Our Industry / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

We Know the Rules About Gifts, Entertainment, and Travel OUR COMMITMENT We believe in building good working relationships that are in line with our obligation to comply with our Code and use good judgment, discretion, and moderation when giving or receiving gifts or entertainment. Our Code and related standards, business practices, and guidance help us to draw the line between offers that are within the bounds of good business practice and those that could compromise – or appear to compromise – our own professional judgment or the judgment of our customers. Gifts, entertainment, and travel-related expenses must be appropriate and reasonable, recorded accurately and completely in our books and records, and never create a sense or appearance of obligation. 41 Our Relationships and Our Industry / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

We Know the Rules About Gifts, Entertainment, and Travel YOUR RESPONSIBILITIES Do - Make sure any gift, entertainment, or travel offered by Weatherford to a third party, or offered to Weatherford by a third party: • Serves a legitimate and ethical Weatherford business purpose. • Complies with the law and company policies of both the giver and the recipient. • Is consistent with generally accepted local business practices and would be considered appropriate by an objective observer. • Is given openly and transparently. - Follow Weatherford’s documentation and approval processes in connection with offering, giving, or accepting gifts, entertainment, or travel. If you are a manager, carefully review all expenses and other documentation regarding gifts, entertainment, or travel to ensure a legitimate business purpose is documented. Ask questions of your employees if anything is unclear and raise concerns to Legal and Compliance. Do Not - Offer, give, or accept a gift, entertainment, or travel-related expense if: • It is cash or a cash equivalent (like gift cards, gift certificates, loans, or stocks and bonds). • It is being offered – or could give the appearance that it is being offered – to create an obligation or get something in return – like a benefit or a favorable business decision. • It is being offered to someone who is part of the decision- making in the midst of a tender process. • It could embarrass Weatherford or is culturally prohibited, insensitive, or inappropriate. • It is solicited. • It is lavish or could appear lavish to others. • It only benefits a family member of the relevant business person. • It is for “side trips” to other cities or countries or includes expenses for a duration that exceeds the time required for accomplishing the business purpose. 42 Our Relationships and Our Industry / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

OUR COMMITMENT Our ability to import and export products, services, software, and technology across the globe is a privilege, not a right, and we must comply with the laws and regulations of all of the countries where we choose to operate. YOUR RESPONSIBILITIES Stay alert and informed when engaged in cross-border transactions. Obtain any necessary licenses and permits applicable to imports and exports including hand carries, courier shipments, and electronic transfers. Ensure every cross-border transaction includes proper import and export classification, valuation, and country of origin information. Know where Weatherford is authorized and chooses to operate. Trade sanctions can prohibit us from conducting business with certain countries, entities, and individuals or restricted parties. We Comply With International Trade Laws 43 Our Relationships and Our Industry / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

Know your counterparties. Know who you are working with and be alert to where and why you are working with them. Obtain End User/End-Use/ End-Destination Declarations (EUDs) from customers and sales channel partners to ensure our goods and services go to the right recipient in the right destination through the right route for use in the right manner. Ensure that EUDs are completely and accurately filled out and raise any concerns to Legal and Compliance. Use only approved customs brokers and freight forwarders. These are high-risk intermediaries so make sure these suppliers meet our due diligence requirements and are approved prior to use. Reject prohibited boycotts. Review all third-party documents presented to Weatherford for approval and make sure boycott requests are reported to Compliance and await further instruction. Boycotts impose restrictions on Weatherford doing business with certain countries and with certain parties. Be vigilant. Watch for warning signs in cross-border transactions that could put Weatherford at risk, particularly with regard to sanctioned countries or restricted parties. Immediately raise any issues of concern to Legal and Compliance. Ask questions. Are you uncertain where Weatherford is prohibited from doing business or chooses not to do business today? Ask Legal and Compliance. We Comply With International Trade Laws * * * 44 Our Relationships and Our Industry / Code of Business Conduct Our Company Our Promise Our Relationships and Our Industry Our People and Our Planet CONTACTSCONTENTS NEXTPREVIOUS

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